Exhibit 10.02

EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the 27th day of June 2013 by and between BANK OF GUAM, a Guam corporation (herein called the “Bank”) and WILLIAM D. LEON GUERRERO, (herein called the “Executive Vice President”) (herein called “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises of the parties to the Agreement, it is hereby agreed as follows:

1. Employment. Bank hereby designates and employs Executive Vice President, and Executive Vice President hereby accepts employment with Bank, as its Executive Vice President and Chief Operating Officer.

2. Term. This Agreement shall be for a term commencing from June 1, 2013 and terminating on May 31, 2018.

3. Duties. Executive Vice President shall be the Chief Operating Officer of the Bank, and shall, subject to the control of the Board of Directors of said Bank, have general supervision, direction and control of the business and affairs of the Bank. Executive Vice President shall have the general powers and duties of management usually vested in the office of the Executive Vice President of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors of the Bank, or the By-Laws. In connection therewith, upon direction of the Board of Directors, Executive Vice President shall make necessary and reasonable business trips for which he will be reimbursed or expenses will be provided in accordance with such regulations as may be established by the Board of Directors. Included herewith shall be trips to visit with officials of correspondent banks and technical seminars as may be available.

4. Extent of Services. Executive Vice President shall devote his full time, attention and energy to the business of Bank and shall not, during the term of this Agreement, be engaged in any other business activities, unless such activities are reasonably determined by the Board of Directors of Bank not to be in competition or in conflict with the commercial banking business of Bank.

5. Base Compensation. As regular compensation for Executive Vice President’s services hereunder, Bank shall pay Executive Vice President an annual base salary of Two Hundred Fifty Two Thousand Dollars and 00/100 ($252,000.00) during each year of the term hereof, payable in equal installments not less frequently than monthly (herein called “Base Compensation”).

6. Adjustments to Base Compensation. The Base Compensation shall be adjusted annually to reflect the increase, if any, in the cost-of-living by adding thereto an amount obtained by multiplying the Base Compensation by the percentage of which the level of the Consumer Price Index for the United States has increased over its level as of the date of commencement of the term of Agreement (herein called, together with Base Compensation, the “Adjusted Base Compensation”).

Following the end of each year of this Agreement and within thirty (30) days after the release of the United States Bureau of Labor Statistics of the figures for such year, Bank shall pay to the Executive Vice President the amount of any additional compensation to which he is entitled as a result of such cost-of-living adjustment.

7. Incentive Bonus. As an incentive to Executive Vice President for his continuing services and contributions to the growth and profitability of Bank, Executive Vice President shall be paid, in addition to his Adjusted Base Compensation, an Incentive Bonus as follows:

(a) Subject to the quarterly adjustments at Section 8 below, an amount equal to one hundred seventy-five basis points (1.75%) of current net profits of the Bank after taxes or One Hundred Fifty Thousand Dollars ($150,000.00), whichever is less, payable in capital stocks of the Bank or in cash, or combination, at the option of Executive Vice President. The maximum amount shall be subject to review by the Board of Directors of Bank annually and appropriate adjustments shall then be made.

(b) The Incentive Bonus shall be computed and payable quarterly, within fifteen (15) days following each quarter except that each of the first quarterly payments of the Incentive Bonus shall be subject to adjustment, either increase or decrease, depending on the Bank’s final audited financial statements of the preceding year by the Bank’s independent accountants.

(c) At the option of the Executive Vice President, the Board of Directors are authorized to defer up to One Hundred Thousand Dollars ($100,000) of the annual incentive bonuses payable by receiving, in lieu of cash, fully vested Phantom Stock Units paying dividend equivalents, such Phantom Stock Units to equal the amount deferred, coupled with an option to purchase at the then fair market value three (3) shares of the Common Stock of the Bank of Guam for each one Phantom Stock Unit granted.

(d) Executive Vice President shall have the right to (1) continue to hold both the Phantom Stock Units and the Stock Options and receive on each Phantom Stock Unit an amount equivalent to the dividend paid on each share of Common Stock (the “Dividend Equivalent”); or (2) tender his Phantom Stock Units to the Bank for purchase by the Bank at the then fair market value; or (3) exercise his Stock Options. Upon tender by Executive Vice President of his Phantom Stock Units for cash he will forfeit his rights to the Stock Options; or upon exercise of his Stock Options he will forfeit his rights to the Phantom Stock Units and the Dividend Equivalents.

8. Adjustments To Bonus. On an annual basis, the Executive Vice President shall submit an annual budget and strategic plan to the Board. Based upon the criteria contained within the budget and strategic plan, the Incentive Bonus of the Executive Vice President shall be adjusted on a quarterly basis as follows:

(i) If the then current Return on Equity (ROE) of the Bank is below the preceding three-year average ROE of the Bank, then the Incentive Bonus shall be reduced by ten percent (10%);

(j) If the then current Return on Assets (ROA) of the Bank is less than that of the Bank’s peer group as published in the Federal Deposit Insurance Corporation’s (FDIC) Uniform Bank Performance Report, then the Incentive Bonus shall be reduced by ten percent (10%);

(k) If the then current Bank’s FDIC Commercial Examination Composite Rating (FDIC Rating) is 2 or better, there shall be no reduction to the Incentive Bonus; if the FDIC Rating is 3, then Incentive Bonus shall be reduced by fifteen percent (15%); if the FDIC Rating is 4, then the Incentive Bonus shall be reduced by fifty percent (50%); if the FDIC Rating is 5, then the Incentive Bonus shall be reduced by one-hundred percent (100%);

(l) If the then current Total Adversely Classified Items to Tier 1 Capital of the Bank plus the Allowance for Loan and Lease Losses is greater than twenty-five percent (25%), then the Incentive Bonus shall be reduced by ten percent (10%);

(m) If the Efficiency Ratio of the Bank does not meet the following goals of the Bank, the Incentive Bonus shall be reduced by five percent (5%):

Year	Goal
2017	75%
2018	74%
2019	73%
2020	72%
2017	71%

For purposes of this Section 8, the ROA, ROE, FDIC Rating, Total Adversely Classified Items to Tier 1 Capital, Allowance for Loan and Lease Losses and Efficiency Ratio shall all be derived from any report of management submitted to the Board of Directors at the Board Meeting immediately preceding the date of any adjustment. If any dispute arises as to the calculations of any of such figures, the Compensation Committee, subject to Board approval, shall make the sole determination of such figures using whatever resources the Committee shall deem reasonably necessary. Attached to this Agreement and made a part hereof by this reference as Exhibit A, is a worksheet, which shall be used by the Bank to calculate the Incentive Bonus of the Executive Vice President.

9. Other Compensation or Benefits. In addition to the Adjusted Base Compensation and Incentive Bonus and any other compensation provided hereunder, Bank shall provide Executive Vice President with the following:

(a) A one-month vacation, at full pay.

(b) A health insurance, an accident insurance and disability insurance of a type and in an amount generally made available by Bank to its executive employees, at Bank’s sole cost and expense.

(c) A group term life insurance that is generally available to Bank’s executive employees, at Bank’s sole expense and cost. As additional consideration for the making of this Agreement by the Executive Vice President, the Bank agrees that such policy shall at Bank’s sole cost and expense be maintained in full force and effect at all times from the date hereof, if conditions of Bank’s group insurance coverage permit, during the remaining life of the Executive Vice President, and until his death, notwithstanding and regardless of the conclusion of term of this Agreement, the termination of employment of the Executive Vice President by the Bank in the capacity of Executive Vice President or any change in the capacity of his employment or the terms or conditions thereof, and without any condition whatsoever other than the making of this Agreement.

(d) A motor vehicle, at Bank’s sole cost and expense, together with comprehensive insurance including public liability, in amounts not less than the amount required by law. All reasonable operating expenses shall be paid by Bank.

(e) A membership in a golf and country club located within the Bank’s service area, at Bank’s sole cost and expense. Upon termination of this Agreement, Bank’s obligation to pay the fixed monthly dues for such membership shall cease and the ownership of such membership shall vest in the Executive Vice President, provided, however, that Executive Vice President continues to pay such fixed monthly dues from the date of termination.

(n) Free utilities—power, water, sewer, telephone—at the Executive Vice President’s primary residence.

(o) A life insurance on such terms as is mutually agreeable between the parties, at Bank’s sole expense and cost, in the sum of $500,000.00.

(p) A bank owned life insurance that offers retirement benefits that is or will be made generally available to Bank’s executive employees, at Bank’s sole expense and cost.

10. Business Expenses. Bank shall pay or reimburse Executive Vice President upon submission of an itemized account by him for all reasonable business expenses incurred by Executive Vice President in promoting, pursuing or otherwise furthering the business of Bank, including, but not limited to expenses for travel, meals, hotel accommodations, entertainment, gifts and the like.

11. Payments Following Disability. Upon the permanent disability of the Executive Vice President, Bank shall pay to the Executive Vice President, or his assigns, the Adjusted Base Compensation, together with all Incentive Bonuses, for the remainder of the term of this Contract.

12. Successors and Assigns. This Agreement and all the terms and conditions hereof shall be binding upon and inure to the benefit of the Bank, including any successor entity to Bank by liquidation, merger, consolidation, reorganization, sale of assets or otherwise, and to the Executive Vice President, and when applicable, to his heirs, successors and assigns.

13. Retirement Plans. Executive Vice President may participate in any retirement plan of Bank and to receive payments thereunder. In addition, the bank will provide employee with a Supplemental Executive Retirement Plan as described in the attached Exhibit B.

14. Non-Assumption. The services to be performed by Executive Vice President under this Agreement are personal to him, and may not be assumed by any other party except with Bank’s prior written consent.

15. Entire Agreement. The making and execution of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those expressed herein. This Agreement embodies the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless specifically referred to herein by reference.

16. Amendments. This Agreement and any term hereof may be changed, waived, discharged, or terminated only by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or termination is or would be sought and without the necessity of additional consideration.

17. Notices. All communications and notices hereunder shall be deemed to have been properly given or served for all purposes when personally delivered to the party to whom it is directed, or in lieu of such personal service, if received by certified or registered United States mail, postage prepaid, at the following addresses:

If to Bank at:	P.O. Box BW
Hagatna, Guam 96932

If to Executive Vice President at:	P.O. Box 92
Hagatna, Guam 96932

Either party may change the address provided above by giving written notice of such change to the other party as herein provided.

18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of the prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19. Laws. This Agreement shall be governed under and construed in accordance with the law of Guam.

20. Attorney’s Fees. In the event of any action, suit or proceeding brought under or in connection with this Agreement, the prevailing party therein shall be entitled to recover, and the other party thereto agrees to pay, costs and expenses in connection therewith including reasonable attorney’s fees, disbursements and expenses.

21. Board Approval. This Contract is made pursuant to the Resolution of the Board of Directors adopted unanimously at its regular monthly meeting on April 22, 2013.

22. Headings. The headings of the sections of this Agreement have been included for convenience of reference only and shall in no way restrict or modify any of the terms or provisions thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above mentioned.

BANK OF GUAM, a Guam corporation
(herein called the “Bank”)

By:	/s/ LOURDES A. LEON GUERRERO LOURDES A. LEON GUERRERO
Its Authorized Representative

/s/ WILLIAM D. LEON GUERRERO WILLIAM D. LEON GUERRERO
(herein called the “Executive Vice President”)